Exhibit 10.2
SYSCO CORPORATION
2007 STOCK INCENTIVE PLAN
FIRST AMENDMENT TO
RESTRICTED STOCK AWARD AGREEMENT
     THIS FIRST AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT (this “Amendment”) is entered into as of the ___day of February, 2010 by and between Sysco Corporation, a Delaware corporation (the “Corporation”) and Kenneth F. Spitler (“Grantee”).
WITNESSETH
     WHEREAS, the Corporation and Grantee entered into that certain Restricted Stock Award Agreement dated as of January 17, 2009 (the “Restricted Stock Award Agreement”) which is subject to those certain Terms and Conditions of Stock Award, attached thereto (the “Terms and Conditions”);
     WHEREAS, pursuant to the terms of the Restricted Stock Award Agreement, Grantee was granted 75,822 restricted shares of the Corporation’s Common Stock (the “Stock Award”), one-third of which vest on each of the first three anniversaries of the date of grant;
     WHEREAS, the Terms and Conditions provides that any shares of stock that are unvested as of the date of Grantee’s termination of employment shall automatically be forfeited and cancelled as of such date; and
     WHEREAS, the Corporation and Grantee have entered into a Transition and Early Retirement Agreement dated [                    ] (the “Retirement Agreement”) whereby Grantee agrees, among other things, to remain a non-executive Grantee of the Corporation through June 28, 2010.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in the Retirement Agreement the Corporation and Grantee hereby agree as follows:
     1. The Terms and Conditions shall be amended by adding the following to the end of the provision entitled “Effect of Termination of Employment:”
“Notwithstanding anything to the contrary contained herein, 12,637 shares of the Stock Award that are unvested as of the date of Grantee’s termination of employment shall remain outstanding and shall vest 100% on January 17, 2011 (the “Vesting Date”), provided that Grantee complies with the terms and conditions of the Retirement Agreement, including but not limited to the non-competition and other restrictive covenants set forth in Sections 12 through 16 of the Retirement Agreement through the Vesting Date. If the shares do not vest on the Vesting Date due to a failure to comply with such terms and conditions, the shares shall be automatically forfeited and cancelled.
     2. All other terms and conditions of the Restricted Stock Award Agreement and Terms and Conditions shall remain in full force and effect as therein contained.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by a duly authorized officer of the Corporation and Grantee has executed this agreement as of the day and year first written above.

SYSCO CORPORATION	GRANTEE

Michael C. Nichols	Kenneth F. Spitler
Sr. Vice President, General Counsel
and Corporate Secretary
Date:	Date:

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